MPAM FUNDS TRUST
                                200 Park Avenue
                            New York, New York 10166



May 22, 2002

Mellon Bank, N.A.
One Mellon Bank Center
Pittsburgh, PA 15258

Dear Ladies and Gentlemen:

        This agreement amends and restates in its entirety the letter agreement between MPAM Funds Trust, a Massachusetts business trust ("Trust"), and Mellon Bank, N.A. ("Mellon") dated July 11, 2001.

        Each fund listed on Schedule A, which may be amended from time to time ("Fund"), is a series of the Trust. Mellon serves as the Trust's administrator.

        You hereby agree, during the period from September 30, 2000 through September 30, 2003 with respect to each Fund listed on Schedule A attached hereto (other than MPAM Massachusetts Intermediate Municipal Bond Fund), and from May 22, 2002 through September 30, 2007 with respect to MPAM Massachusetts Intermediate Municipal Bond Fund (the "Massachusetts Fund"), to waive your fees, and/or to reimburse a portion of each Fund's operating expenses, so that the total annual Fund operating expenses of each class of the Fund (excluding interest, taxes, brokerage commissions, extraordinary expenses, Rule 12b-1 fees and shareholder services fees) do not exceed, in the aggregate, the rate per annum of the respective class' average daily net assets listed on Schedule A attached hereto ("Expense Limitation"). You agree that this obligation shall constitute a contractual commitment enforceable by the Trust.

        The Trust agrees to furnish or otherwise make available to you such copies of its financial statements, reports, and other information relating to its business and affairs as you may, at any time or from time to time, reasonably request in connection with this agreement.

        You understand that you shall look only to the assets of a Fund for performance of this agreement as it relates to that Fund and for payment of any claim you may have hereunder relating to that Fund, and neither any other series of the Trust, nor any of the Trust's trustees, officers, employees, agents, or shareholders, whether past, present or future, shall be personally liable therefor.

        This agreement is effective as of June 14, 2000, with respect to the MPAM shares of each Fund except the Massachusetts Fund, as of July 11, 2001, with respect to the Investor shares of each Fund except the Massachusetts Fund, and as of May 22, 2002, with respect to the MPAM shares, Investor shares and Dreyfus Premier shares of the Massachusetts Fund and the Dreyfus Premier shares of MPAM National Intermediate Municipal Bond Fund. This Agreement will terminate, as to each share class, upon the earlier of the termination of your contract with the Trust or September 30, 2003 with respect to each Fund other than the Massachusetts Fund, and upon the earlier of the termination of your contract with Trust or September 30, 2007 with respect to the Massachusetts Fund.

        This agreement is made and is to be performed principally in the Commonwealth of Pennsylvania, and except insofar as the Investment Company Act of 1940, as amended, or other federal laws and regulations may be controlling, this agreement shall be governed by, and construed and enforced in accordance with, the internal laws of the Commonwealth of Pennsylvania. Any amendment to this agreement shall be in writing signed by the parties hereto.

        If you are in agreement with the foregoing, please sign the form of acceptance on the enclosed counterpart hereof and return the same to us.

                                   Very truly yours,

                                   MPAM FUNDS TRUST
                                   on behalf of the Funds listed on Schedule A


                                   By: /s/Jeff Prusnofsky
                                       ________________________________


The foregoing agreement is hereby accepted as of May 22, 2002.

MELLON BANK, N.A.


By: /s/Vernon Winters
    ___________________________






                                   SCHEDULE A


FUND                                                       EXPENSE LIMITATION

MPAM SMALL CAP STOCK FUND                                       1.05%

MPAM INTERNATIONAL FUND                                         1.05%

MPAM EMERGING MARKETS FUND                                      1.35%

MPAM BOND FUND                                                     *

MPAM INTERMEDIATE BOND FUND                                     0.56%

MPAM SHORT-TERM U.S. GOVERNMENT
     SECURITIES FUND                                            0.55%

MPAM NATIONAL INTERMEDIATE
     MUNICIPAL BOND FUND                                        0.52%

MPAM NATIONAL SHORT-TERM
     MUNICIPAL BOND FUND                                        0.52%

MPAM PENNSYLVANIA INTERMEDIATE
     MUNICIPAL BOND FUND                                        0.67%

MPAM MASSACHUSETTS INTERMEDIATE
     MUNICIPAL BOND FUND**                                      0.50%

MPAM BALANCED FUND                                              0.64%


*The Expense Limitation for MPAM Bond Fund is 0.56% from September 30, 2000 through and including October 25, 2001 and 0.55% from October 26, 2001 through and including September 30, 2003.

**The Expense Limitation for MPAM Massachusetts Intermediate Municipal Bond Fund is 0.50% from May 22, 2002 through and including September 30, 2007.